Exhibit 99.1
Section 2: EX-99.1

LIVE OAK BANCSHARES, INC. REPORTS SECOND QUARTER 2018 RESULTS
Wilmington, NC, July 25, 2018 - Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported second quarter net earnings available to common shareholders of $14.3 million, or $0.34 per diluted share, compared to $9.8 million, or $0.27 per diluted share, for the second quarter of 2017.

“The power of the Live Oak franchise was on full display in the second quarter as we set a quarterly record with $15.1 million in non-GAAP pre-tax income. Our recurring revenue streams continue to grow in prominence as the loan and lease portfolio grew 35% in the past year. Our steady investments in resources and lending initiatives are yielding excellent returns and setting the stage for continued growth through the operating leverage present in our business. Our unique business model and superior talent positions us to thrive in the digital transformation underway in the financial services industry. We remain passionately focused on serving the needs of small businesses through innovative technology solutions,” said James S. Mahan, III, Chief Executive Officer of Live Oak.
Second Quarter 2018 Key Measures

(Dollars in thousands, except per share data)			Increase (Decrease)
	Q2 2018	Q2 2017	Dollars	Percent	Q1 2018
Net interest income and servicing revenues	$34,013	$24,566	$9,447	38%	$31,374
Net income	14,253	9,795	4,458	46	12,453
Diluted earnings per share	0.34	0.27	0.07	26	0.30
Non-GAAP net income (1)	14,524	10,227	4,297	42	12,721
Non-GAAP diluted earnings per share (1)	0.35	0.28	0.07	25	0.31
Loan and lease production:
Loans and leases originated	$491,797	$586,471	$(94,674)	(16)%	$397,559
% Fully funded	55.9%	42.2%	n/a	n/a	69.5%
Loan sales:
Guaranteed loans sold	$295,216	$203,714	$91,502	45%	$247,243
Net gains on sales of guaranteed loans	24,388	18,676	5,712	31	24,418
Average net gain on sale of guaranteed loans, per million sold	82.61	91.68	(9.07)	(10)	98.76
(1) See accompanying GAAP to Non-GAAP Reconciliation.

Loans and Leases
At June 30, 2018, the total loan and lease portfolio of $2.29 billion increased 35.3% above its level of a year ago and by 6.0% above its level at March 31, 2018. Net loans and leases held for investment increased $91.0 million, or 6.4%, to $1.51 billion at June 30, 2018, from $1.41 billion at March 31, 2018. Loans held for sale increased $37.0 million, or 5.1%, to $757.5 million at June 30, 2018, from $720.5 million at March 31, 2018. Loan and lease originations totaled $491.8 million during the second quarter of 2018, an increase of $94.2 million, or 23.7%, from the first quarter of 2018. The total loan and lease portfolio at June 30, 2018, and March 31, 2018, of $2.29 billion and $2.16 billion, respectively, was comprised of approximately 61.7% and 61.3% of unguaranteed loans and leases, respectively.
Average loans and leases were $2.25 billion during the second quarter of 2018 compared to $2.14 billion during the first quarter of 2018.
Net Interest Income
Net interest income for the second quarter of 2018 rose to $27.0 million compared to $18.4 million for the second quarter of 2017 and $24.5 million for the first quarter of 2018. The increase was driven by the significant growth in the combined held for sale and held for investment loan and lease portfolios and reflected the Company's initiative to grow recurring revenue sources. Despite much higher average loan yields, net interest margin for the second quarter of 2018 declined to 3.46% versus 3.72% in the first quarter of 2018 due to significantly higher average balances of liquid assets and securities coupled with the rising cost of deposits. The Company anticipates that it is positioned to benefit from the rising rate environment with 72.7% of the total held for sale and held for investment loan and lease portfolio priced at variable rates that adjust on either a calendar monthly or quarterly basis.
Noninterest Income
Noninterest income for the second quarter of 2018 increased to $30.6 million compared to $26.7 million for the second quarter of 2017 and slightly below the $30.8 million total for the first quarter of 2018.
Net gains on sales of loans increased to $23.1 million in the second quarter of 2018 compared to $18.2 million in the second quarter of 2017 and decreased compared to $24.4 million in the first quarter of 2018. The volume of guaranteed loan sales in the second quarter of 2018 rose to $295.2 million compared to $203.7 million in the second quarter of 2017 and $247.2 million in the first quarter of 2018. The average net gain on guaranteed loan sales decreased to $82.6 thousand per million sold in the second quarter of 2018 versus $91.7 in the second quarter of 2017 and $98.8 in the first quarter of 2018. The decline in average loan sale pricing was primarily driven by the mix of loan types sold during the quarter, especially related to renewable energy loans which typically carry lower sale premiums and, to a lesser extent, a slight decline in market premiums paid.
Loan servicing revenues of $7.0 million in the second quarter of 2018 rose by $791 thousand, or 12.8%, from the second quarter of 2017 and by $67 thousand, or 1.0%, from the first quarter of 2018. The net loss resulting from the revaluation of the servicing asset totaled $3.7 million for the second quarter of 2018, an increase of $2.5 million compared to the second quarter of 2017 but reduced from the net loss of $5.1 million in the first quarter of 2018.
Lease income from solar panels contributed $1.9 million in noninterest income in the second quarter of 2018, compared to $9 thousand in the second quarter of 2017 and $1.6 million in the first quarter of 2018. The Company began offering operating lease agreements for solar panels to third parties at the end of the first quarter of 2017.
Title insurance income for the second quarter of 2018 was $996 thousand compared to $2.4 million in the second quarter of 2017 and $1.3 million in the first quarter of 2018. This decrease was principally the result of lower levels of finance activity following recent increases in mortgage interest rates.
Noninterest Expense
Noninterest expense for the second quarter of 2018 was $40.8 million compared to $33.3 million for the second quarter of 2017 and $38.1 million for the first quarter of 2018. The $7.5 million, or 22.6%, increase versus the prior year period reflected the ongoing expansion of the Company’s workforce, industry verticals, infrastructure, and new products in support of its growth strategy.
Salaries and employee benefits for the second quarter of 2018 increased to $22.1 million compared to $18.0 million for the second quarter of 2017 and $20.2 million for the first quarter of 2018. Included in these totals is stock-based compensation expense in the second quarter of 2018 of $2.2 million compared to $1.9 million for the second quarter of 2017 and $2.3 million for the first quarter of 2018. The increase in salaries and benefits, inclusive of stock-based compensation, is the result of the ongoing expansion of the Company’s workforce and infrastructure to support its growth initiatives.

Compared to the second quarter of 2017, there were increases in data processing expense of $1.0 million and equipment expense of $1.7 million. Largely influencing the increase in data processing was the contribution of software development resources to Apiture which transferred the recognition of costs associated with the Company’s technology development from salaries and employee benefits to data processing. The increase in equipment expense reflected the higher levels of depreciation related to solar panels acquired for the Company’s renewable energy leasing business.
Asset Quality
The unguaranteed exposure of nonperforming loans increased to $11.5 million at June 30, 2018, compared to $7.4 million at March 31, 2018. Total unguaranteed nonperforming loans as a percentage of total loans and leases held for investment increased to 0.75% at June 30, 2018, compared to 0.51% at March 31, 2018. Total nonperforming loans increased to $46.1 million in the second quarter of 2018 from $36.8 million at the end of the prior quarter and was primarily related to older verticals.
The unguaranteed exposure of foreclosed assets increased to $197 thousand at June 30, 2018, from $101 thousand at March 31, 2018. Foreclosed assets increased $206 thousand to $1.7 million at June 30, 2018, from $1.5 million at March 31, 2018.
Net charge-offs increased to $787 thousand in the second quarter of 2018 compared to $532 thousand in the first quarter of 2018 and $191 thousand in the second quarter of 2017. Net charge-offs as a percentage of average held for investment loans and leases, annualized, for the quarters ended June 30, 2018 and 2017, were 0.21% and 0.07%, respectively.
Provision for Loan and Lease Losses
The provision for loan and lease losses for the second quarter of 2018 totaled $2.1 million compared to $4.4 million for the first quarter of 2018 and $1.6 million for the second quarter of 2017. The decrease compared to first quarter of 2018 is primarily a result of updated historical loss factors consistent with our methodology for estimating the allowance for loan and lease losses. The second quarter of 2018 provision greatly exceeded net charge-offs, thus adding to loan and lease loss reserves commensurate with the continued growth of the loan and lease portfolio.
The allowance for loan and lease losses totaled $29.4 million at June 30, 2018, compared to $28.1 million at March 31, 2018. The allowance for loan and lease losses as a percentage of total loans and leases held for investment was 1.91% and 1.95% at June 30, 2018, and March 31, 2018, respectively.
Income Tax
Income tax expense was $491 thousand in the second quarter of 2018 compared to $408 thousand in the second quarter of 2017 and $315 thousand in the first quarter of 2018. The Company’s effective tax rate is predominantly driven by the leasing of renewable energy assets that generate investment tax credits. As the lessor of these assets, the Company is accomplishing broader strategic initiatives in the renewable energy sector.
Deposits
Total deposits of $2.97 billion at June 30, 2018 were essentially unchanged from the level at March 31, 2018. Following successful strategic campaigns in the first quarter of 2018 to strengthen the Company’s liquidity position, deposit gathering in the second quarter of 2018 served to maintain the deposit portfolio levels. Average total interest-bearing deposits for the second quarter of 2018 increased $485.5 million, or 19.4%, to $2.99 billion, compared to $2.51 billion for the first quarter of 2018. The ratio of average total loans and leases to average interest-bearing deposits was 75.1% for the second quarter of 2018, compared to 85.2% for the first quarter of 2018.
Conference Call
Live Oak will host a conference call to discuss quarterly results at 9:00 a.m. ET tomorrow morning (July 26, 2018). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 1994024. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. A replay of the webcast will be archived on the Company's website for one year. A replay of the conference call will also be available until 5:00 p.m. ET August 3, 2018, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).

CFO Commentary
Additional commentary on the quarter by Brett Caines, Chief Financial Officer of the Company, is available at http://investor.liveoakbank.com in the supporting materials for the conference call.
Important Note Regarding Forward-Looking Statements
Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; changes in rules, regulations or procedures for other government loan programs, including those of the United States Department of Agriculture; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.
About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company. Live Oak Bancshares and its subsidiaries partner with businesses that have a common focus of changing the banking industry by bringing efficiency and excellence to customers using technology and innovation.
Contacts:
Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | Marketing Director | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.
Quarterly Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017
Interest income
Loans and fees on loans	$36,267	$32,691	$29,343	$26,977	$23,559
Investment securities, taxable	2,530	1,117	468	325	316
Other interest earning assets	2,179	1,215	725	870	470
Total interest income	40,976	35,023	30,536	28,172	24,345
Interest expense
Deposits	13,927	10,418	7,330	6,758	5,592
Borrowings	1	129	230	389	361
Total interest expense	13,928	10,547	7,560	7,147	5,953
Net interest income	27,048	24,476	22,976	21,025	18,392
Provision for loan and leases losses	2,087	4,392	4,055	2,426	1,556
Net interest income after provision for loan and lease losses	24,961	20,084	18,921	18,599	16,836
Noninterest income
Loan servicing revenue	6,965	6,898	6,001	6,490	6,174
Loan servicing asset revaluation	(3,670)	(5,088)	(6,307)	(3,691)	(1,164)
Net gains on sales of loans	23,061	24,418	23,314	18,148	18,176
Lease income	1,920	1,608	1,165	682	9
Gain on contribution to equity method investment	—	—	68,000	—	—
Construction supervision fee income	597	779	699	362	286
Title insurance income	996	1,300	1,762	1,968	2,397
Other noninterest income	744	841	807	1,101	789
Total noninterest income	30,613	30,756	95,441	25,060	26,667
Noninterest expense
Salaries and employee benefits	22,146	20,209	18,982	19,037	17,968
Travel expense	2,041	1,843	2,089	2,289	2,148
Professional services expense	1,119	1,298	709	1,068	1,424
Advertising and marketing expense	1,868	1,662	1,386	1,516	1,976
Occupancy expense	1,882	1,857	2,177	1,473	1,350
Data processing expense	2,906	2,837	2,913	1,982	1,858
Equipment expense	3,368	3,077	2,474	2,228	1,703
Other loan origination and maintenance expense	1,414	1,329	1,383	1,601	981
Renewable energy tax credit investment impairment	—	—	690	—	—
FDIC insurance	1,010	572	898	858	724
Title insurance closing services expense	372	426	541	687	785
Other expense	2,704	2,962	3,134	3,117	2,383
Total noninterest expense	40,830	38,072	41,024	35,856	33,300
Income before taxes	14,744	12,768	73,338	7,803	10,203
Income tax expense (benefit)	491	315	1,608	(5,059)	408
Net income	$14,253	$12,453	$71,730	$12,862	$9,795
Earnings per share
Basic	$0.36	$0.31	$1.80	$0.34	$0.28
Diluted	$0.34	$0.30	$1.74	$0.33	$0.27
Weighted average shares outstanding
Basic	40,027,336	39,926,781	39,879,345	37,366,041	34,618,721
Diluted	41,619,647	41,399,930	41,184,793	38,644,677	35,942,041

Live Oak Bancshares, Inc.
Quarterly Balance Sheets (unaudited)
(Dollars in thousands)

	As of the quarter ended
	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017
Assets
Cash and due from banks	$392,941	$527,952	$295,271	$260,907	$207,373
Certificates of deposit with other banks	2,250	2,250	3,000	3,250	5,750
Investment securities available-for-sale	384,943	378,488	93,355	76,575	72,993
Loans held for sale	757,494	720,511	680,454	692,586	609,138
Loans and leases held for investment	1,534,368	1,442,077	1,343,973	1,169,887	1,084,503
Allowance for loan and lease losses	(29,350)	(28,050)	(24,190)	(21,027)	(19,560)
Net loans and leases	1,505,018	1,414,027	1,319,783	1,148,860	1,064,943
Premises and equipment, net	234,817	216,831	178,790	129,233	125,008
Foreclosed assets	1,725	1,519	1,281	2,231	2,140
Servicing assets	52,689	53,120	52,298	53,392	53,675
Other assets	141,092	146,165	134,242	65,155	57,087
Total assets	$3,472,969	$3,460,863	$2,758,474	$2,432,189	$2,198,107
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$46,192	$48,755	$57,868	$55,260	$40,966
Interest-bearing	2,923,044	2,924,586	2,202,395	1,957,631	1,830,755
Total deposits	2,969,236	2,973,341	2,260,263	2,012,891	1,871,721
Short term borrowings	—	—	—	—	10,000
Long term borrowings	3,385	3,489	26,564	26,872	52,173
Other liabilities	37,362	35,197	34,714	27,835	26,582
Total liabilities	3,009,983	3,012,027	2,321,541	2,067,598	1,960,476
Shareholders’ equity
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	274,043	271,451	268,557	266,336	150,939
Class B common stock (non-voting)	49,168	49,168	49,168	49,168	49,168
Retained earnings	144,791	131,739	120,241	49,707	38,041
Accumulated other comprehensive loss	(5,016)	(3,522)	(1,033)	(620)	(517)
Total equity	462,986	448,836	436,933	364,591	237,631
Total liabilities and shareholders’ equity	$3,472,969	$3,460,863	$2,758,474	$2,432,189	$2,198,107

Live Oak Bancshares, Inc.
Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Six months ended
	June 30, 2018	June 30, 2017
Interest income
Loans and fees on loans	$68,958	$43,313
Investment securities, taxable	3,647	639
Other interest earning assets	3,394	812
Total interest income	75,999	44,764
Interest expense
Deposits	24,345	10,135
Borrowings	130	596
Total interest expense	24,475	10,731
Net interest income	51,524	34,033
Provision for loan losses	6,479	3,055
Net interest income after provision for loan losses	45,045	30,978
Noninterest income
Loan servicing revenue	13,863	12,097
Loan servicing asset revaluation	(8,758)	(3,173)
Net gains on sales of loans	47,479	37,128
Lease income	3,528	9
Construction supervision fee income	1,376	715
Title insurance income	2,296	3,835
Other noninterest income	1,585	1,809
Total noninterest income	61,369	52,420
Noninterest expense
Salaries and employee benefits	42,355	36,650
Travel expense	3,884	3,746
Professional services expense	2,417	3,160
Advertising and marketing expense	3,530	3,461
Occupancy expense	3,739	2,545
Data processing expense	5,743	3,554
Equipment expense	6,445	2,777
Other loan origination and maintenance expense	2,743	1,986
FDIC insurance	1,582	1,450
Title insurance closing services expense	798	1,190
Other expense	5,666	5,766
Total noninterest expense	78,902	66,285
Income before taxes	27,512	17,113
Income tax expense	806	1,206
Net income	$26,706	$15,907
Earnings per share
Basic	$0.67	$0.46
Diluted	$0.64	$0.44
Weighted average shares outstanding
Basic	39,977,336	34,543,229
Diluted	41,516,333	35,772,182

Live Oak Bancshares, Inc.
Quarterly Selected Financial Data
(Dollars in thousands, except per share data)

	As of and for the three months ended
	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017
Income Statement Data
Net income	$14,253	$12,453	$71,730	$12,862	$9,795
Per Common Share
Net income, basic	$0.36	$0.31	$1.80	$0.34	$0.28
Net income, diluted	0.34	0.30	1.74	0.33	0.27
Dividends declared	0.03	0.03	0.03	0.03	0.02
Book value	11.55	11.23	10.95	9.15	6.86
Tangible book value (1)	11.45	11.13	10.85	8.84	6.50
Performance Ratios
Return on average assets (annualized)	1.61%	1.64%	11.21%	2.18%	1.89%
Return on average equity (annualized)	12.34	11.08	68.33	16.79	16.53
Net interest margin	3.46	3.72	4.07	3.91	3.92
Efficiency ratio (1)	70.81	68.93	34.64	77.80	73.90
Noninterest income to total revenue	53.09	55.69	80.60	54.38	59.18
Selected Loan Metrics
Loans and leases originated	$491,797	$397,559	$483,422	$395,682	$586,471
Guaranteed loans sold	295,216	247,243	211,654	163,843	203,714
Average net gain on sale of guaranteed loans	82.61	98.76	110.15	110.76	91.68
Held for sale guaranteed loans (note amount) (2)	1,075,801	1,068,886	1,087,636	1,093,385	1,005,753
Asset Quality Ratios
Allowance for loan losses to loans and leases held for investment	1.91%	1.95%	1.80%	1.80%	1.80%
Net charge-offs	$787	$532	$892	$959	$191
Net charge-offs to average loans and leases held for investment (3)	0.21%	0.15%	0.28%	0.34%	0.07%
Nonperforming loans	$46,105	$36,776	$23,480	$22,420	$21,856
Foreclosed assets	1,725	1,519	1,281	2,231	2,140
Nonperforming loans (unguaranteed exposure)	11,466	7,386	3,610	3,299	3,546
Foreclosed assets (unguaranteed exposure)	197	101	90	446	345
Nonperforming loans not guaranteed by the SBA and foreclosures	11,663	7,487	3,700	3,745	3,891
Nonperforming loans and foreclosures, not guaranteed by the SBA, to total assets	0.34%	0.22%	0.13%	0.15%	0.18%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	16.78%	16.36%	17.81%	17.78%	11.93%
Total capital (to risk-weighted assets)	17.97	17.51	18.91	18.93	13.08
Tier 1 risk based capital (to risk-weighted assets)	16.78	16.36	17.81	17.78	11.93
Tier 1 leverage capital (to average assets)	11.81	13.32	15.53	13.99	9.93
Notes to Quarterly Selected Financial Data
(1) See accompanying GAAP to Non-GAAP Reconciliation.

(2)	Includes the entire note amount, including undisbursed funds for the multi-advance loans.
(3) Quarterly net charge-offs as a percentage of quarterly average loans and leases held for investment, annualized.

Live Oak Bancshares, Inc.
Quarterly Average Balances and Net Interest Margin
(Dollars in thousands)

	Three months ended June 30, 2018			Three months ended March 31, 2018
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest earning assets:
Interest earning balances in other banks	$505,351	$2,179	1.73%	$354,028	$1,215	1.39%
Investment securities	383,154	2,530	2.65	181,900	1,117	2.49
Loans held for sale	744,789	11,937	6.43	727,696	11,046	6.16
Loans and leases held for investment (1)	1,504,738	24,330	6.49	1,408,112	21,645	6.23
Total interest earning assets	3,138,032	40,976	5.24	2,671,736	35,023	5.32
Less: allowance for loan and lease losses	(27,930)			(24,219)
Non-interest earning assets	424,100			396,920
Total assets	$3,534,202			$3,044,437

Interest bearing liabilities:
Interest bearing checking	$36,926	$100	1.09%	$43,597	$103	0.96%
Savings	998,521	4,061	1.63	822,266	3,118	1.54
Money market accounts	151,880	463	1.22	168,954	521	1.25
Certificates of deposit	1,806,063	9,303	2.07	1,473,054	6,676	1.84
Total interest bearing deposits	2,993,390	13,927	1.87	2,507,871	10,418	1.68
Other borrowings	3,488	1	0.11	11,228	129	4.66
Total interest bearing liabilities	2,996,878	13,928	1.86	2,519,099	10,547	1.70
Non-interest bearing deposits	53,922			56,596
Non-interest bearing liabilities	21,217			19,022
Shareholders' equity	462,185			449,720
Total liabilities and shareholders' equity	$3,534,202			$3,044,437

Net interest income and interest rate spread		$27,048	3.38%		$24,476	3.62%

Net interest margin			3.46			3.72

Ratio of average interest-earning assets to average interest-bearing liabilities			104.71%			106.06%

(1)    Average loan and lease balances include non-accruing loans.

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands)

	As of and for the three months ended
	2Q 2018	1Q 2018	4Q 2017	3Q 2017	2Q 2017
Total shareholders’ equity	$462,986	$448,836	$436,933	$364,591	$237,631
Less:
Goodwill	—	—	—	7,278	7,266
Other intangible assets	3,980	4,122	4,264	5,126	5,292
Tangible shareholders’ equity (a)	$459,006	$444,714	$432,669	$352,187	$225,073
Shares outstanding (c)	40,086,409	39,974,148	39,895,583	39,862,147	34,639,848
Total assets	$3,472,969	$3,460,863	$2,758,474	$2,432,189	$2,198,107
Less:
Goodwill	—	—	—	7,278	7,266
Other intangible assets	3,980	4,122	4,264	5,126	5,292
Tangible assets (b)	$3,468,989	$3,456,741	$2,754,210	$2,419,785	$2,185,549
Tangible shareholders’ equity to tangible assets (a/b)	13.23%	12.87%	15.71%	14.55%	10.30%
Tangible book value per share (a/c)	$11.45	$11.13	$10.85	$8.84	$6.50
Efficiency ratio:
Noninterest expense (d)	$40,830	$38,072	$41,024	$35,856	$33,300
Net interest income	27,048	24,476	22,976	21,025	18,392
Noninterest income	30,613	30,756	95,441	25,060	26,667
Less: gain on sale of securities	—	—	—	—	—
Adjusted operating revenue (e)	$57,661	$55,232	$118,417	$46,085	$45,059
Efficiency ratio (d/e)	70.81%	68.93%	34.64%	77.80%	73.90%

Live Oak Bancshares, Inc. GAAP to Non-GAAP Reconciliation (Continued) (Dollars in thousands)

	Three months ended			Six months ended
	2Q 2018	1Q 2018	2Q 2017	2Q 2018	2Q 2017
Reconciliation of net income to non-GAAP net income for non-routine income and expenses:
Net income	$14,253	$12,453	$9,795	$26,706	$15,907
Stock based compensation expense for restricted stock awards with an effective grant date of May 24, 2016, as discussed in Note 10 of our March 31, 2016 Form 10-Q	357	352	378	709	724
Merger costs for acquisition of Reltco and Apiture investment	—	—	250	—	766
Trade-in loss on aircraft	—	—	—	—	206
Renewable energy tax credit investment income, impairment and loss	—	—	19	—	38
Income tax effects and adjustments for non-GAAP items *	(86)	(84)	(259)	(170)	(694)
Other renewable energy tax expense	—	—	44	—	88
Non-GAAP net income	$14,524	$12,721	$10,227	$27,245	$17,035
* Estimated at 24.0% for 2018 and 40.0% for 2017
Non-GAAP earnings per share:
Basic	$0.36	$0.32	$0.30	$0.68	$0.49
Diluted	$0.35	$0.31	$0.28	$0.66	$0.48

Weighted-average shares outstanding:
Basic	40,027,336	39,926,781	34,618,721	39,977,336	34,543,229
Diluted	41,619,647	41,399,930	35,942,041	41,516,333	35,772,182

Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$30,613	$30,756	$26,667	$61,369	$52,420
Renewable energy tax credit investment income	—	—	(10)	—	(20)
Noninterest income, as adjusted	30,613	30,756	26,657	61,369	52,400

Noninterest expense, as reported	40,830	38,072	33,300	78,902	66,285
Stock based compensation expense	(357)	(352)	(378)	(709)	(724)
Merger costs associated with Reltco and Apiture investment	—	—	(250)	—	(766)
Trade-in loss on aircraft	—	—	—	—	(206)
Renewable energy tax credit investment impairment and loss	—	—	(29)	—	(58)
Noninterest expense, as adjusted	40,473	37,720	32,643	78,193	64,531

Live Oak Bancshares, Inc. GAAP to Non-GAAP Reconciliation (Continued) (Dollars in thousands)

	Three months ended			Six months ended
	2Q 2018	1Q 2018	2Q 2017	2Q 2018	2Q 2017
Income before taxes, as reported	14,744	12,768	10,203	27,512	17,113
Renewable energy tax credit investment income	—	—	(10)	—	(20)
Stock based compensation expense	357	352	378	709	724
Merger costs associated with Reltco and Apiture investment	—	—	250	—	766
Trade-in loss on aircraft	—	—	—	—	206
Renewable energy tax credit investment impairment and loss	—	—	29	—	58
Income before taxes, as adjusted	15,101	13,120	10,850	28,221	18,847

Income tax expense, as reported	491	315	408	806	1,206
Income tax effects and adjustments for non-recurring income and expenses	86	84	259	170	694
Other renewable energy tax expense	—	—	(44)	—	(88)
Income tax expense, as adjusted	$577	$399	$623	$976	$1,812
This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.